Exhibit (d)(38)(ii)

EQ ADVISORS TRUST

AMENDMENT NO. 1 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 effective as of July 1, 2015 (“Amendment No. 1”) to the Investment Advisory Agreement dated as of October 21, 2013 (the “Agreement”) between AXA Equitable Funds Management Group, LLC (“FMG LLC” or “Manager”) and Palisade Capital Management L.L.C. (“Palisade” or “Adviser”).

WHEREAS, FMG LLC and the Adviser agree to amend the Agreement to modify the fee payable to the Adviser for investment advisory and other services the Adviser provides to the EQ/Convertible Securities Portfolio;

NOW, THEREFORE, FMG LLC and Adviser agree to modify the Agreement as follows:

1. Appendix A. Appendix A to the Agreement setting forth the fee payable to the Adviser with respect to the Portfolio or Allocated Portion of the Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

2. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 effective as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		PALISADE CAPITAL MANAGEMENT L.L.C.

By:	/s/ Steven M. Joenk	By:	/s/ Jeffrey D. Serkes
	Steven M. Joenk	Name: Jeffrey D. Serkes
	Chairman, Chief Executive Officer and President	Title: Chief Operating Officer

APPENDIX A

AMENDMENT NO. 1

TO

INVESTMENT ADVISORY AGREEMENT

WITH

PALISADE CAPITAL MANAGEMENT L.L.C.

Convertible Securities Portfolios	Annual Sub-Advisory Fee Rate **

Convertible Securities Portfolios, which shall consist of the following Portfolio and Other Portfolio(s) or Allocated Portion(s)*:

EQ/Convertible Securities Portfolio***

1290 Convertible Securities Fund,

a series of 1290 Funds

0.40% of the Convertible Securities Portfolios’ average daily net assets up to and including $50 million; 0.35% of the Convertible Securities Portfolios’ average daily net assets in excess of $50 million and up to and including $100 million; and 0.30% of the Convertible Securities Portfolios’ average daily net assets in excess of $100 million

*	Other Portfolios or Allocated Portions are other registered investment companies (or series or portions thereof) that are Advised by the Manager and sub-advised by the Adviser, which are classified as “Convertible Securities Portfolios.”
**	The daily advisory fee for the Convertible Securities Portfolios is calculated by multiplying the aggregate net assets of the Convertible Securities Portfolios at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.
***	Fees paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets sub-advised by the Adviser.